UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): October 19, 2005

BankUnited Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-13921

FL	650377773
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle, Coral Gables, FL 33134

(Address of Principal Executive Offices, Including Zip Code)

305-569-2000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01 Entering into a Material Definitive Agreement

On October 19, 2005, the Compensation Committee of the registrant’s Board of Directors reviewed and confirmed performance goals for the registrant’s Chief Executive Officer to earn cash compensation for the quarter ended December 31, 2005. The goals consist of measures for total assets, total deposits and total loan balances to be achieved by the end of the quarter, and of measures for diluted earnings per share, residential and consumer loan production and net income to be achieved for the quarter. The goals also include a measure for non-performing assets as a percent of total assets to be achieved for the quarter. The CEO may earn up to $250,000 for the quarter, depending upon whether the goals are achieved and the level of achievement. The Compensation Committee’s evaluation of whether the performance goals were achieved may consider acts of God, legal or regulatory changes, unusual or generally non-recurring events not assumed at the time the goals were set. If compensation is not earned during the quarter due to a failure to meet the goals, such compensation will be earned if the goals are met before the end of the fiscal year.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BANKUNITED FINANCIAL CORPORATION

Date: October 21, 2005.	By:	/s/ Humberto L. Lopez
Humberto L. Lopez
Senior Executive Vice President and Chief Financial Officer